SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8–K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2002 (April 23, 2002)

UNITED STATIONERS INC.

(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-10653 (Commission file number)	36-3141189 (I.R.S. employer identification no.)

UNITED STATIONERS SUPPLY CO.

(Exact name of Registrant as specified in charter)

Illinois (State or other jurisdiction of incorporation)	33-59811 (Commission file number)	36-2431718 (I.R.S. employer identification no.)

2200 East Golf Road Des Plaines, Illinois	60016-1267
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code:  (847) 699-5000

United Stationers Inc. and United Stationers Supply Co.

Item 5.    Other Events

On April 23, 2002, United Stationers Inc. reported net sales for the first quarter ended March 31, 2002 of $948 million, down 10.5%, compared with sales of $1.1 billion for the first three months of 2001.  After adjusting for one fewer selling day in the most recent quarter, sales were down 9.1%.  Net income for the first quarter of 2002 was $24.2 million, up 11.7%, from $21.6 million in the comparable prior-year quarter.  Earnings per share were $0.70 for the quarter, up 9.4%, compared with $0.64 in the first quarter of 2001.  Excluding a pre-tax restructuring charge reversal (representing a portion of the restructuring accrual recorded in the third quarter of 2001) of $2.4 million, or $0.04 per share, earnings per share would have been $0.66, up 3.1%.  In addition, the 2002 results include an after-tax benefit of approximately $1.3 million, or $0.04 per share, from the elimination of goodwill amortization in accordance with the new accounting standard that went into effect this quarter.

                For the trailing 12 months, working capital reductions (including the securitization financing) generated $113 million of cash (excluding the effects of the restructuring accrual).  Cash from operations and working capital exceeded $235 million on a trailing 12-month basis.

Item 7.    Exhibits

Exhibit 99.1

                Press release issued by the Company on April 23, 2002.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

United Stationers Inc.
United Stationers Supply Co.

Dated:	April 25, 2002	By:	/s/ Kathleen S. Dvorak
Kathleen S. Dvorak
Senior Vice President and Chief Financial Officer